Exhibit 23.1

                      CONSENT OF KPMG PEAT MARWICK LLP

     The Board of Directors
     Culligan Water Technologies, Inc.:

     We consent to the use of our report dated March 15, 1996 relating to the Company's consolidated financial statements and schedule as of January 31, 1995 and 1996 and for each of the periods in the three year period ended January 31, 1996 incorporated herein by reference and to the reference to our firm under the heading "Experts" in the Prospectus.

     Our report dated March 15, 1996, contains an explanatory paragraph that states that the Company's former parent, Astrum International Corp., was required to establish a new basis of accounting and adjust the recorded amounts of assets and liabilities to fair market values at June 30, 1993. The Company's consolidated financial statements include the continuing impact of the recapitalization. As a result, the consolidated financial statements for periods subsequent to June 30, 1993 are presented on a different cost basis than for prior periods and, therefore, are not comparable.

                                   /s/ KPMG Peat Marwick LLP

     Chicago, Illinois
     September 25, 1996